Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIRD AMENDMENT, dated as of July 23, 2009 (the "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of May 17, 2002, as amended, between Enzon Pharmaceuticals, Inc. (formerly, Enzon, Inc.), a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York banking corporation, as rights agent (the "Rights Agent").  Capitalized terms used without definition in this Amendment shall have the meanings given to them in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any changes that the Company may deem necessary or desirable.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE I

AMENDMENT

                            Section 1.1    Amendment to Definition of "Threshold Percentage."  The definition of "Threshold Percentage" in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

"Threshold Percentage" shall mean 19%.

ARTICLE II

MISCELLANEOUS

                            Section 2.1    Effectiveness.  This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

                            Section 2.2    Counterparts.  This Amendment may be executed in any number of counterparts (including by fax and .pdf) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

                            Section 2.3    Miscellaneous.  This Amendment shall be deemed a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.  If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.

[Execution page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first written above.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Paul S. Davit
Name: Paul S. Davit
Title: Executive Vice President and Corporate Secretary

Attest:	/s/ Scott B. Waldman
Name: Scott B. Waldman
Title: Vice President and Associate General Counsel

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY,
As Rights Agent

By:	/s/ Leslie A. DeLuca
Name: Leslie A. DeLuca
Title: Vice President

Attest:	/s/ John W. Comer, Jr.
Name: John W. Comer, Jr.
Title: Vice President

[Signature Page to Third Amendment]